Exhibit 99.1

PRESS RELEASE	For more information contact:

PROSPERITY BANCSHARES, INC.®	Dan Rollins
Prosperity Bank Plaza	President & Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

ANNOUNCES THE RETIREMENT OF

FOUNDING DIRECTOR

TRACY T RUDOLPH

HOUSTON, July 16, 2008. Prosperity Bancshares, Inc.® (Nasdaq: PRSP - news) announced the retirement of Tracy T. Rudolph from the Board of Directors.

Rudolph founded the Company in 1983 and served as Chairman and Chief Executive Officer until his retirement from active employment in 2001. In 1983, Prosperity Bank (then known as First Bank) had one location with approximately $40 million in assets. He was the architect of Prosperity’s business plan and cultivated it over his 25 year tenure. Today, Prosperity Bank is one of the largest Texas based commercial banks with 131 banking locations and approximately $6.8 billion in assets.

Since his retirement as Chairman and Chief Executive Officer, he has been an active participant on several board committees. During the last seven years he has served in various capacities from time to time including service on the Nominating Committee and the Corporate Governance Committee and serving as Chairman of the Compensation Committee for the past few years.

“Tracy Rudolph’s insights as one of its founders and long association with the Bank as a Director have been extremely beneficial in our development as one of the largest Texas based banks, while maintaining our community bank roots,” said David Zalman, Chairman and Chief Executive Officer of Prosperity Bancshares. “Rudolph has left his imprint on decisions that have led us not only to where we are today but what we will be in the future.”

Ervan E. Zouzalik Joins Prosperity Bancshares Board of Directors

The Board of Directors of Prosperity Bancshares announced the addition of Ervan Zouzalik on their Board. He has been a Director on the Prosperity Bank Board since August of 2007. He was Chairman of the Board of Texas United Bancshares until its merger with Prosperity in January 2007. Zouzalik became the Chairman of TXUI’s Board in 1998 and the Chairman for State Bank’s (a subsidiary of TXUI) Board in 2002 and served as a director of State Bank and its predecessor Flatonia State Bank since 1986, where he served as Vice Chairman from 1990 to 2001.

During his years in banking, Zouzalik became active in regional and statewide banking organizations; he served as President of South Central Texas Bankers Association in 1994, served six years as a Director of The Independent BankersBank (TIB) in Dallas, and 14 years as a Director of the Independent Bankers Association of Texas (IBAT) where he served as Chairman of the Board in 2002-2003. He also served on the Political Action Committee of the Independent Community Bankers of America.

After graduating from Texas A & M University in 1960, he joined the U S Army. He served in Germany, Vietnam and Korea in addition to several state side assignments. He served six years in the Washington DC area including 3 years in the Pentagon. His last military assignment was Commander of the Defense Marketing and Revitalization Service (DMRS), which was a separate Defense Agency with over 4,000 civilian employees, located at 227 military installations in 20 countries. He retired as a Colonel in 1984, having served 24 years of active duty.

Richard L. Kinsel, Jr. Joins Prosperity Bank Board of Directors

The Board of Directors of Prosperity Bank announced the addition of Richard L. Kinsel, Jr. to their Board of Directors. He was previously a Director of 1st Choice Bank, which was acquired by Prosperity Bank on May 30, 2008. Kinsel was a key founder of 1st Choice Bank and served as a Director from its inception in April 1999 through the merger with Prosperity.

Prior to 1st Choice Bank, Kinsel served as a Director on the board of Merchants Bank from 1995 to 1998 when Merchants Bank merged with Union Planters Bank. He co-founded Kinsel Industries, Inc in 1979 and grew its sales to over $130 million by 2001 at which time he sold to Insituform Technologies, a public company listed on the NASDAQ stock exchange. He currently co-owns a wide array of companies including Coastal Bend Property Development LP, a real estate developer, Timber Creek Golf Club LP, a 27 hole championship golf course, Coastal Crushed Concrete LLC, a crushed concrete supplier and Coastal Lincoln Mercury Inc, an auto dealership in Baytown, Texas.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, a $6.8 billion Houston, Texas based regional financial holding company, formed in 1983, operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred thirty-one (131) full service banking locations; forty-seven (47) in the Houston CMSA; thirty-three (33) in the South Texas area including Corpus Christi and Victoria; twenty-six (26) in the Dallas/Fort Worth metroplex; two (2) in the East Texas area; twenty-three (23) in the Central Texas area including Austin, Bryan/College Station and San Antonio.

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